UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

HYPERSCALE DATA, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

PRELIMINARY PROXY STATEMENT

(SUBJECT TO COMPLETION)

HYPERSCALE DATA, INC.

11411 Southern Highlands Pkwy, Suite 190

Las Vegas, NV 89141

Telephone: (949) 444-5464

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Virtual Meeting Only – No Physical Meeting Location

To Be Held on March __, 2026

We cordially invite you to attend a Special Meeting (the “Meeting”) of stockholders of Hyperscale Data, Inc. (the “Company”). In the interest of providing our stockholders with greater access and flexibility to attend the Meeting, notice is hereby given that the location, date and time of the Meeting will be held in a virtual meeting format only on March __, 2026 at 12:00 P.M. Eastern Time. You will not be able to attend the Meeting in person.

To access the virtual meeting please click the Virtual Stockholder Meeting link: meetnow.global/M6H69JL. To log in to the virtual meeting you have two options: Join as a “Guest” or Join as a “Stockholder.” If you join as a “Stockholder” you will be required to have a control number.

Details regarding logging onto and attending the meeting over the website and the business to be conducted are described in the Proxy Card included with the proxy statement (the “Proxy Statement”).

As a result of certain actions approved by the board of directors of the Company (the “Board”), the Meeting will be held for the following purposes:

•	To approve an amendment to the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of the Class A common stock, par value $0.001 per share (the “Class A Common Stock”) by a ratio of not less than one-for-two and not more than one-for-five at any time prior to March __, 2027, with the exact ratio to be set at a whole number within this range as determined by the Board in its sole discretion (the “Reverse Stock Split Proposal”);

•	To approve the amendment to the Company’s Certificate of Incorporation to increase the authorized shares of Class A Common Stock from 500,000,000 to 2,500,000,000 (the “Authorized Share Increase Proposal”);

•	To approve, pursuant to Rules 713(a) and (b) of the NYSE American, the conversion of up to 100,000 shares of Series H Convertible Preferred Stock (the “Series H Preferred Stock”) into Class A Common Stock, for a total purchase price of up to $100,000,000, pursuant to the Securities Purchase Agreement dated July 31, 2025 (the “Series H Proposal”);

•	To approve, pursuant to Rule 711 of the NYSE American, equity issuances to directors and executive officers of the Company, (the “Equity Issuance Proposal”); and

•	To approve the adjournment of the Meeting to a later date or time, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve any of the other proposals before the Meeting (the “Adjournment Proposal”).

The accompanying Proxy Statement sets forth additional information regarding the Meeting and provides you with detailed information regarding the business to be considered at the Meeting. We encourage you to read the Proxy Statement carefully and in its entirety.

Only stockholders of record at the close of business on January 22, 2026, the Record Date for the Meeting, will be entitled to vote at the Meeting or any adjournments or postponements thereof. The proxy materials will be mailed to stockholders on or about February 26, 2026.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to be held on March __, 2026:

This Notice of Meeting of Stockholders and the accompanying Proxy Statement are available on the Internet at www.envisionreports.com/GPUS for registered holders and http://www.edocumentview.com/GPUS for street holders.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Milton C. Ault III

Executive Chairman

February 23, 2026

HOW TO VOTE: Your vote is important. Whether or not you plan to virtually attend the Meeting, we hope you will vote as soon as possible by either (1) mailing your completed and signed proxy card(s) to Hyperscale Data, Inc., 11411 Southern Highlands Pkwy, Suite 190, Las Vegas, NV 89141, Attention: Corporate Secretary, (2) calling the toll-free number printed on your proxy card(s) and following the recorded instructions or (3) visiting the website indicated on your proxy card(s) and following the on-line instructions. You may revoke a previously submitted proxy at any time prior to the Meeting. If you decide to attend the Meeting and wish to change your proxy vote, you may do so automatically by voting at the Meeting.

TABLE OF CONTENTS
Page
INFORMATION CONCERNING THE MEETING	1
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	4
PROPOSAL NO. 1: AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF CLASS A COMMON STOCK	9
Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split	9
Procedure for Implementing the Reverse Stock Split	10
Effect of the Reverse Stock Split on Holders of Outstanding Class A Common Stock	10
Beneficial Holders of Class A Common Stock (i.e. stockholders who hold in street name)	11
Registered “Book-Entry” Holders of Class A Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)	11
Holders of Certificated Shares of Class A Common Stock	11
Fractional Shares	11
Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards, Warrants and Convertible or Exchangeable Securities	12
Accounting Matters	12
Certain Federal Income Tax Consequences of the Reverse Stock Split	12
U.S. Holders	13
No Appraisal Rights	13
Required Vote and Board Recommendation	13
PROPOSAL NO. 2: APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF CLASS A COMMON STOCK FROM 500,000,000 TO 2,500,000,000	14
Overview	14
Outstanding Shares and Purpose of the Amendment	14
Effect of Proposal on Current Stockholders	16
Required Vote and Board Recommendation	17
PROPOSAL NO. 3: APPROVAL, PURSUANT TO NYSE AMERICAN LISTING RULE 713(a) & (b), OF THE CONVERSION OF SHARES OF OUR SERIES H PREFERRED STOCK PURSUANT TO THE SECURITIES PURCHASE AGREEMENT WITH AULT & COMPANY	18
Description of the Securities Purchase Agreement and the Series H Preferred Stock	18
Stockholder Approval Requirement	21
Reasons for Transaction	21
Effect on Current Stockholders; Dilution	22
Required Vote and Board Recommendation	22
PROPOSAL NO. 4: APPROVAL OF EQUITY ISSUANCES TO DIRECTORS AND EXECUTIVE OFFICERS	23
Terms of the Issuances	23
Reasons for the Proposed Equity Issuance	23
Determination to Pursue the Equity Issuance	24
Why the Company Needs Stockholder Approval	24
Effect of Proposal on Current Stockholders	24
Required Vote and Board Recommendation	24
PROPOSAL NO. 5: PROPOSAL TO ADJOURN THE MEETING	25
Required Vote and Board Recommendation	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26
OTHER BUSINESS	27
ANNEX A – PROXY CARDS	A-1

HYPERSCALE DATA, INC.

11411 Southern Highlands Pkwy, Suite 190

Las Vegas, NV 89141

Telephone: (949) 444-5464

PRELIMINARY PROXY STATEMENT

FOR THE MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH __, 2026

INFORMATION CONCERNING THE SPECIAL MEETING

General

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Hyperscale Data, Inc. (the “Company”), for use at the Special Meeting of the Company’s stockholders (the “Meeting”) to be held in virtual format on March __, 2026 at 12:00 P.M. Eastern Time and at any adjournments thereof. Whether or not you expect to attend the Meeting, please vote your shares as promptly as possible to ensure that your vote is counted. The proxy materials will be furnished to stockholders on or about February 26, 2026.

The Meeting will be held in a virtual meeting format only. You will not be able to attend the Meeting in person. To access the virtual meeting please click the Virtual Stockholder Meeting link: meetnow.global/M6H69JL. To login to the virtual meeting you have two option: Join as a “Guest” or Join as a “Stockholder.” If you join as a “Stockholder” you will be required to have a control number.

Action to be taken under Proxy

Unless otherwise directed by the giver of the proxy, the persons named in the form of proxy, namely, Milton C. “Todd” Ault, III, the Company’s Executive Chairman, William B. Horne, its Chief Executive Officer, Henry Nisser, its President and General Counsel, or any one of them who acts, will vote:

•	To approve an amendment to the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of the Class A common stock, par value $0.001 per share (the “Class A Common Stock”) by a ratio of not less than one-for-two and not more than one-for-five at any time prior to March ___, 2027, with the exact ratio to be set at a whole number within this range as determined by the Board in its sole discretion (the “Reverse Stock Split Proposal”);

•	To approve the amendment to the Company’s Certificate of Incorporation to increase the authorized shares of Class A Common Stock from 500,000,000 to 2,500,000,000 (the “Authorized Share Increase Proposal”);

•	To approve, pursuant to Rules 713(a) and (b) of the NYSE American, the conversion of up to 100,000 shares of Series H Convertible Preferred Stock (the “Series H Preferred Stock”) into Class A Common Stock, for a total purchase price of up to $100,000,000, pursuant to the Securities Purchase Agreement dated July 31, 2025 (the “Series H Proposal”);

•	To approve, pursuant to Rule 711 of the NYSE American, equity issuances to directors and executive officers of the Company, (the “Equity Issuance Proposal”); and

•	To approve the adjournment of the Meeting to a later date or time, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve any of the other proposals before the Meeting (the “Adjournment Proposal”).

By submitting your proxy (via the Internet, telephone or mail), you authorize Messrs. Ault, Horne and Nisser to represent you and vote your shares at the Meeting in accordance with your instructions. They also may vote your shares to adjourn the Meeting and will be authorized to vote your shares at any postponements or adjournments of the Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE YOUR SHARES OVER THE INTERNET, BY TELEPHONE OR BY MAIL.

Who is Entitled to Vote; Vote Required; Quorum

As of the record date of January 22, 2026 (the “Record Date”), there were (i) 343,453,412 shares of Class A Common Stock, (ii) 24,339,228 shares of the Company’s Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and with the Class A Common Stock, the “Common Stock”), (iii) 3,000 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”), (iv) 50,000 shares of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”), (v) 960 shares of the Company’s Series G Convertible Preferred Stock (the “Series G Preferred Stock”) and (vi) 4,000 shares of the Company’s Series H Convertible Preferred Stock (the “Series H Preferred Stock” and with the Series B Preferred Stock, the Series C Preferred Stock and the Series G Preferred Stock, the “Preferred Stock”) issued and outstanding.

The Common Stock and the Preferred Stock are collectively referred to in this proxy statement (the “Proxy Statement”) as the “Voting Capital Stock,” which together constitute all of the outstanding voting capital stock of the Company. As of the Record Date, the shares of Preferred Stock were convertible into 228,400,320 shares of Class A Common Stock, excluding any additional shares that are currently issuable as a result of beneficial ownership blockers on conversion of such shares of Preferred Stock.

Stockholders are entitled to one vote for each share of Class A Common Stock and to ten votes for each share of Class B Common Stock held by them.

Ault & Company, Inc. (“A&C”), the owner of all shares of Preferred Stock except for the Series B Preferred Stock, is entitled to vote with the Common Stock as a single class on an as-converted basis, subject to applicable law provisions of the Delaware General Corporation Law (“DGCL”) and the NYSE American, LLC (at times referred to as the “Exchange”), provided, however, that for purposes of complying with Exchange regulations, the conversion price, for purposes of determining the number of votes the holder of Series C Preferred Stock is entitled to cast, shall not be lower than $107.625, which represents the closing sale price of the Class A Common Stock on the trading day immediately prior to the execution date of the securities purchase agreement which provides for A&C’s ability to acquire Series C Preferred Stock. Further, for purposes of complying with Exchange regulations, the conversion price, for purposes of determining the number of votes the holder of Series G Preferred Stock is entitled to cast, shall not be lower than $6.244, which represents the closing sale price of the Class A Common Stock on the trading day immediately prior to the execution date of the securities purchase agreement which provides for A&C’s ability to acquire Series G Preferred Stock. Finally, for purposes of complying with Exchange regulations, the conversion price, for purposes of determining the number of votes the holder of Series H Preferred Stock is entitled to cast, shall not be lower than $0.72, which represents the closing sale price of the Class A Common Stock on the trading day immediately prior to the execution date of the securities purchase agreement which provides for A&C’s ability to acquire Series H Preferred Stock. In addition, since the Company has yet to obtain the approval of the Exchange and its stockholders for the conversion and voting rights of the Series H Preferred Stock, A&C may not vote more than 19.99% shares of Class A Common Stock of the total number of shares of Class A Common Stock outstanding as of the date of the securities purchase agreement providing for A&C’s ability to acquire Series H Preferred Stock, regardless of how many such shares A&C actually owns.

The Series B Preferred Stock is owned by SJC Lending LLC, a Delaware limited liability company (“SJC”). For purposes of complying with Exchange regulations, the conversion price, for purposes of determining the number of votes the holder of Series B Preferred Stock is entitled to cast, shall not be lower than $2.44, which represents the closing sale price of the Class A Common Stock on the trading day immediately prior to the execution date of the securities purchase agreement which provides for SJC’s ability to acquire Series B Preferred Stock.

As of the Record Date, A&C held 2,500,005 shares of Class A Common Stock, 14,679,698 shares of Class B Common Stock that are entitled to cast 146,796,980 votes, 50,000 shares of Series C Preferred Stock that are entitled to cast 464,576 votes, 960 shares of Series G Preferred Stock that are entitled to cast 153,748 votes and 4,000 shares of Series H Preferred Stock that are entitled to cast 5,068,221 votes, entitling it to cast the combined voting power of 154,983,530 shares of Class A Common Stock. As of the Record Date, SJC held 3,000 shares of Series B Preferred Stock that are entitled to cast 1,229,508 votes.

Thirty-five percent (35%) of the 593,761,745 aggregate number of votes entitled to be cast at the Meeting (the “Eligible Voting Capital Stock”), or 207,816,611 such votes, will constitute a quorum at the Meeting.

Brokers holding shares of record for customers generally are not entitled to vote on “non-routine” matters, unless they receive voting instructions from their customers. As used herein, “uninstructed shares” means shares held by a broker who has not received such instructions from its customers on a proposal. A “broker non-vote” occurs when a nominee holding uninstructed shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that non-routine matter. In connection with the treatment of abstentions and broker non-votes, all proposals except for the Authorized Share Increase Proposal at this Meeting are considered “non-routine” matters, and brokers are not entitled to vote uninstructed shares with respect to these proposals.

Determination of whether a matter specified in the Notice of Special Meeting of Stockholders has been approved will be determined by whether the affirmative vote of a majority of the shares of Eligible Voting Capital Stock present at the Meeting in person or by proxy and entitled to vote on such matter is required for approval. Abstentions will be considered shares present by proxy and entitled to vote and, therefore, will have the effect of a vote against the proposal. Broker non-votes will be considered shares not present for this purpose and will have no effect on the outcome of the vote.

However, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the Meeting.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

What is the purpose of the Meeting?

At the Meeting, the stockholders will be asked:

•	To approve an amendment to the Certificate of Incorporation to effect a reverse stock split of the Class A Common Stock by a ratio of not less than one-for-two and not more than one-for-five at any time prior to March ___, 2027, with the exact ratio to be set at a whole number within this range as determined by the Board in its sole discretion (the “Reverse Stock Split Proposal”);

•	To approve the amendment to the Certificate of Incorporation to increase the authorized shares of Class A Common Stock from 500,000,000 to 2,500,000,000 (the “Authorized Share Increase Proposal”);

•	To approve, pursuant to Rules 713(a) and (b) of the NYSE American, the conversion of up to 100,000 shares of Series H Convertible Preferred Stock (the “Series H Preferred Stock”) into Class A Common Stock, for a total purchase price of up to $100,000,000, pursuant to the Securities Purchase Agreement dated July 31, 2025 (the “Series H Proposal”);

•	To approve, pursuant to Rule 711 of the NYSE American, equity issuances to directors and executive officers of the Company, (the “Equity Issuance Proposal”); and

•	To approve the adjournment of the Meeting to a later date or time, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve any of the other proposals before the Meeting (the “Adjournment Proposal”).

Who is entitled to vote?

The Record Date for the Meeting is January 22, 2026. Only stockholders of record at the close of business on that date are entitled to vote at the Meeting. Stockholders are entitled to one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock held by them.

Thirty-five percent (35%) of the 593,761,745 outstanding shares of Eligible Capital Stock, or 207,816,611 such votes, will constitute a quorum at the Meeting.

Why am I receiving these materials?

We have sent you these proxy materials because the Board of the Company is soliciting your proxy to vote at the Meeting. According to our records, you were a stockholder of the Company as of the end of business on the Record Date for the Meeting.

You are invited to vote on the proposals described in this Proxy Statement.

The Company intends to mail these proxy materials on or about February 26, 2026, to all stockholders of record on the Record Date.

What is included in these materials?

These materials include:

•	this Proxy Statement for the Meeting; and

•	the Proxy Card.

What is the proxy card?

The proxy card enables you to appoint Milton C. “Todd” Ault, III, the Company’s Executive Chairman, William B. Horne, the Company’s Chief Executive Officer and Henry Nisser, the Company’s President & General Counsel, as your representatives at the Meeting. By completing and returning a proxy card, you are authorizing these individuals to vote your shares at the Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you log in to the Meeting.

Can I view these proxy materials over the Internet?

Yes. The Notice of Meeting, this Proxy Statement and accompanying proxy card are available at www.envisionreports.com/GPUS.

How can I attend the Meeting?

The Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Meeting. No physical meeting will be held.

You will be able to attend the Meeting online by visiting meetnow.global/M6H69JL to the virtual meeting you have two options: Join as a “Guest” or Join as a “Stockholder.” If you join as a “Stockholder” you will be required to have a control number. You also will be able to vote your shares online by attending the Meeting by webcast.

To participate in the Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below. The online meeting will begin promptly at 12:00 P.M. Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this Proxy Statement.

How do I register to attend the Meeting virtually on the Internet?

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Meeting virtually on the Internet.

To register to attend the Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your ownership of Common Stock along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 P.M., Eastern Time, on March ___, 2026.

You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email:

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:

Computershare
Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Why are you holding a virtual meeting instead of a physical meeting?

We are embracing the latest technology in order to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will enable more of our stockholders to attend and participate in the meeting since our stockholders can participate from any location around the world with Internet access.

How do I vote?

Either (1) mail your completed and signed proxy card(s) to Hyperscale Data, Inc., 11411 Southern Highlands Pkwy, Suite 190, Las Vegas, NV 89141, Attention: Corporate Secretary, (2) call the toll-free number printed on your proxy card(s) and follow the recorded instructions or (3) visit the website indicated on your proxy card(s) and follow the on-line instructions. If you are a registered stockholder and attend the Meeting, then you may deliver your completed proxy card(s) or vote pursuant to the instructions on the proxy card. If your shares are held by your broker or bank, in “street name,” then you will receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not give instructions to your record holder, it will nevertheless be entitled to vote your shares in its discretion on the Authorized Share Increase Proposal and the Adjournment Proposal, but not on any other proposal.

Am I entitled to vote if my shares are held in “street name”?

If your shares are held by a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, the proxy materials are being made available to you by your bank, brokerage firm or other nominee (the “record holder”), along with voting instructions. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder, it will not be entitled to vote your shares on any proposal.

As the beneficial owner of shares, you are invited to attend the Meeting. If you are a beneficial owner, however, you may not vote your shares at the Meeting unless you obtain a legal proxy, executed in your favor, from the record holder of your shares.

How many shares must be present to hold the Meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, (i) by logging in to meetnow.global/M6H69JL; there is no password required, or (ii) by proxy, of the holders of thirty-five percent (35%) of the shares of Eligible Capital Stock outstanding on the Record Date will constitute a quorum. Proxies received but marked as abstentions will be counted towards the quorum.

What if a quorum is not present at the Meeting?

If a quorum is not present or represented at the Meeting, the holders of a majority of Eligible Capital Stock entitled to vote at the Meeting who are present in person or represented by proxy, or the chairman of the Meeting, may adjourn the Meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Is there a deadline for submitting proxies electronically or by telephone or mail?

Proxies submitted electronically or by telephone as described above must be received by 11:59 A.M. Eastern Time on March __, 2026. Proxies submitted by mail should be received before 12:00 P.M. Eastern Time on March ___, 2026.

Can I revoke my proxy and change my vote?

You may change your vote at any time prior to the taking of the vote at the Meeting. If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to the Company’s Executive Chairman at Hyperscale Data, Inc., 11411 Southern Highlands Pkwy, Suite 190, Las Vegas, NV 89141, prior to your shares being voted, or (3) virtually attending the Meeting and voting in accordance with the instructions on the proxy card. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the Meeting and voting.

Who can participate in the Meeting?

Only stockholders eligible to vote or their authorized representatives in possession of a valid control number will be admitted as participants to the Meeting.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and not disclosed to the Company unless:

•	required by law;

•	you expressly request disclosure on your proxy; or

•	there is a proxy contest.

How does the Board of Directors recommend I vote on the proposals?

Our Board unanimously recommends that you vote your shares “FOR” each of the proposals presented in this Proxy Statement, consisting of:

(i)	The Reverse Stock Split Proposal;

(ii)	The Authorized Share Increase Proposal;

(iii)	The Series H Proposal;

(iv)	The Equity Issuance Proposal; and

(v)	The Adjournment Proposal.

Unless you provide other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board as set forth in this Proxy Statement.

What if I do not specify how my shares are to be voted?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or online at the Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the Reverse Stock Split Proposal, the Authorized Share Increase Proposal, the Series H Proposal, the Equity Issuance Proposal and the Adjournment Proposal. If any other matter is properly presented at the Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Will any other business be conducted at the Meeting?

The Company’s bylaws require stockholders to give advance notice of any proposal intended to be presented at the Meeting. We have not received any such notices. Accordingly, the Company does not anticipate any additional business will be conducted at the Meeting.

What vote is required to approve each item and how are votes counted?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes	Matter
1	Reverse Stock Split	“FOR” votes actually cast by the holders of a majority of the shares Voting Capital Stock cast at the Meeting	No effect	No effect	Non-routine
2	Authorized Share Increase	“FOR” votes actually cast by the holders of a majority of the shares Voting Capital Stock cast at the Meeting	No effect	Not applicable (1)	Routine
3	Approval of the issuance of Class A Common Stock in connection with the Series H Proposal	“FOR” votes from the holders of a majority of the shares of the Eligible Voting Capital Stock present in person or by proxy and voting at the Meeting	Against	No effect	Non-routine
4	Approval of equity issuances to directors and executive officers	“FOR” votes from the holders of a majority of the shares of the Eligible Voting Capital Stock present in person or by proxy and voting at the Meeting	Against	No effect	Non-routine
5	Adjournment	“FOR” votes from the holders of a majority of the shares of the Eligible Voting Capital Stock present in person or by proxy and voting at the Meeting	Against	Not applicable (1)	Routine

(1)	This proposal is considered to be a “routine” matter. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote your shares on this proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters include matters that may substantially affect the rights or privileges of stockholders.

In connection with the treatment of abstentions and broker non-votes, the proposals at this meeting to approve the (i) Reverse Stock Split Proposal, (ii) Series H Proposal and (iii) Equity Issuance Proposal, are considered “non-routine” matters, and brokers are not entitled to vote uninstructed shares with respect to these proposals. The proposals to approve the Authorized Share Increase and the Adjournment are routine matters that brokers are entitled to vote upon without receiving instructions.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. We will also reimburse brokerage firms, banks and other agents for their reasonable out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

I share the same address with another stockholder of the Company. Why has our household only received one set of proxy materials?

The rules of the Securities and Exchange Commission’s (“SEC”) permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. We have delivered only one set of proxy materials to stockholders who hold their shares through a bank, broker or other holder of record and share a single address, unless we received contrary instructions from any stockholder at that address.

How can I find out the results of the voting at the Meeting?

Final voting results will be disclosed in a Form 8-K filed after the Meeting.

Who can help answer my questions?

You can contact our corporate headquarters, at Hyperscale Data, Inc., 11411 Southern Highlands Pkwy, Suite 190, Las Vegas, NV 89141, by sending a letter to Milton C. “Todd” Ault, III, our Executive Chairman, with any questions about the proposals described in this Proxy Statement or how to execute your vote.

PROPOSAL NO. 1

APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF

INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF CLASS A COMMON STOCK

Our Board has adopted resolutions (1) declaring that submitting an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split, as described below, was advisable and (2) directing that a proposal to approve the Reverse Stock Split be submitted to the holders of our Common Stock for their approval.

If approved by our stockholders, the Reverse Stock Split proposal would permit (but not require) our Board to effect a reverse stock split of the Class A Common Stock at any time prior to March ___, 2027 by a ratio of not less than one-for-two and not more than one-for-five, with the exact ratio to be set at a whole number within this range as determined by our Board in its sole discretion.  We believe that enabling our Board to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders.  In determining a ratio, if any, following the receipt of stockholder approval, our Board may consider, among other things, factors such as:

•	The continued listing requirements of the NYSE American;

•	the historical trading price and trading volume of our Class A Common Stock;

•	the number of shares of our Class A Common Stock outstanding;

•	the then-prevailing trading price and trading volume of our Class A Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Class A Common Stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

•	prevailing general market and economic conditions.

Our Board reserves the right to elect to abandon the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

Depending on the ratio for the Reverse Stock Split determined by our Board, no fewer than two and no more than five shares of existing Class A Common Stock, as determined by our Board, will be combined into one share of Class A Common Stock.  The amendment to our Company’s Certificate of Incorporation to effect a reverse stock split, if any, will include only the reverse split ratio determined by our Board to be in the best interests of our stockholders and all of the other proposed amendments at different ratios will be abandoned.

To avoid the existence of fractional shares of our Class A Common Stock, the Company will pay cash in lieu of fractional shares as described below.

Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

Our Board is submitting the Reverse Stock Split to our stockholders for approval with the primary intent of increasing the market price of our Class A Common Stock to enhance our ability to meet the continued listing requirements of the NYSE American and to make our Class A Common Stock more attractive to a broader range of institutional and other investors.  In addition to increasing the market price of our Class A Common Stock, the Reverse Stock Split would also reduce certain of our costs, as discussed below.  Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in the Company’s and our stockholders’ best interests.

Given that the low share price of the Class A Common Stock has continued through the date of this Proxy Statement, the Board has determined that undertaking the Reverse Stock Split is very likely necessary in order to retain our listing on the Exchange.

We believe that the Reverse Stock Split will enhance our ability to maintain our listing on the NYSE American.  Reducing the number of outstanding shares of our Class A Common Stock should, absent other  factors, increase the per share market price of our Class A Common Stock, although we cannot provide any assurance that the price of our Class A Common Stock would, whether immediately or over the longer term, reflect the ratio of any Reverse Stock Split we may effectuate.

Additionally, we believe that the Reverse Stock Split will make our Class A Common Stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our Class A Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public.  Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Class A Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.  We believe that the Reverse Stock Split will make our Class A Common Stock a more attractive and cost-effective investment for many investors, which will enhance the liquidity of the holders of our Class A Common Stock.

Reducing the number of outstanding shares of our Class A Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Class A Common Stock.  However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Class A Common Stock.  As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Class A Common Stock will increase following the Reverse Stock Split or that the market price of our Class A Common Stock will not decrease in the future.  Additionally, we cannot assure you that the market price per share of our Class A Common Stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Class A Common Stock outstanding before the Reverse Stock Split.  Accordingly, the total market capitalization of our Class A Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing (the “Effective Time”) of a certificate of amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware.  The exact timing of the filing of the certificate of amendment that will effectuate the Reverse Stock Split will be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders.  In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to the Company’s Certificate of Incorporation, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split.  If a certificate of amendment effectuating the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by the close of business on March __, 2027, our Board will abandon the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Class A Common Stock

Depending on the ratio for the Reverse Stock Split determined by our Board, a minimum of two and a maximum of five shares of existing Class A Common Stock will be combined into one new share of Class A Common Stock.  The table below shows, as of the Record Date, the number of outstanding shares of Class A Common Stock that would result from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares):

Reverse Stock Split Ratio	Approximate Number of Outstanding Shares of Class A Common Stock Following the Reverse Stock Split

1-for-2	171,726,706
1-for-3	114,484,471
1-for-4	85,863,353
1-for-5	68,690,682

The actual number of shares issued after giving effect to the Reverse Stock Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by our Board.

The Reverse Stock Split will affect all holders of our Class A Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “Fractional Shares,” record holders of Class A Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive cash in lieu of fractional shares.  In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Class A Common Stock.  Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our Class A Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.  After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended.  Our Class A Common Stock will continue to be listed on the NYSE American under the symbol “GPUS.”

Beneficial Holders of Class A Common Stock (i.e., stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Class A Common Stock in street name.  However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split.  Stockholders who hold shares of our Class A Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Class A Common Stock (i.e., stockholders whose names are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Class A Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent.  These stockholders do not have stock certificates evidencing their ownership of the Class A Common Stock.  They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split Class A Common Stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Class A Common Stock

Stockholders holding shares of our Class A Common Stock in certificated form will be sent a transmittal letter by the exchange agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our Class A Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Class A Common Stock (the “New Certificates”).

No new post-Reverse Split Class A Common Stock will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the Exchange Agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a Direct Registration Statement representing the number of whole shares of Class A Common Stock that they are entitled as a result of the Reverse Stock Split, subject to the treatment of fractional shares described below. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Class A Common Stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for post-Reverse Split Class A Common Stock. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), a New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

Prevailing market prices

We will not issue fractional shares in connection with the Reverse Stock Split. Stockholders who would otherwise hold fractional shares because the number of shares of Class A Common Stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio ultimately determined by the Board will be entitled to receive a cash payment (without interest and subject to applicable withholding taxes) from our Exchange Agent in lieu of such fractional shares. The cash payment is subject to applicable U.S. federal and state income tax and state abandoned property laws. Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.

We currently anticipate that, in lieu of issuing fractional shares, the aggregate of all fractional shares otherwise issuable to the holders of record of Class A Common Stock shall be issued to the Exchange Agent for the Class A Common Stock, as agent, for the accounts of all holders of record of Class A Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Exchange Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the Class A Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, if any, the Exchange Agent will pay to such holders of record their pro rata share of the net proceeds (after customary brokerage commissions and other expenses) derived from the sale of the fractional interests.

After the Reverse Stock Split, a stockholder will have no further interest in the Company with respect to its fractional share interest, and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto except the right to receive a cash payment as described above.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards, Warrants and Convertible or Exchangeable Securities

Based upon the reverse stock split ratio determined by the board of directors, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Class A Common Stock.  This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Class A Common Stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split.  The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares.  The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the reverse stock split ratio determined by the board of directors, subject to our treatment of fractional shares.

Accounting Matters

The proposed amendment to the Company’s Certificate of Incorporation will not affect the par value of our Class A Common Stock per share, which will remain $0.001.  As a result, as of the Effective Time, the stated capital attributable to Class A Common Stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split.  Reported per share net income or loss will be higher because there will be fewer shares of Class A Common Stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our Class A Common Stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our Class A Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Class A Common Stock (a “U.S. holder”).  A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.  An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.  This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors.  This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S.  expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Class A Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our Class A Common Stock as “capital assets” (generally, property held for investment).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Class A Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  Partnerships that hold our Class A Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Proxy Statement.  Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes.  Therefore, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse stock split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the reverse stock split.

No Appraisal Rights

Under Delaware law and our charter documents, holders of our Class A Common Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split.

Vote Required to Approve the Amendment and Recommendation

Under Delaware law and our charter documents, the Reverse Stock Split requires the receipt of the affirmative vote from the holders of a majority of the Voting Capital Stock cast at the Meeting.

Our Board recommends that stockholders vote “FOR” the amendment to the Certificate of Incorporation to authorize the Reverse Stock Split.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE

AUTHORIZED SHARES OF CLASS A COMMON STOCK FROM 500,000,000 TO 2,500,000,000

Overview

The Board has approved an amendment to the Company’s Certificate of Incorporation to increase its authorized shares of Class A Common Stock from 500,000,000 to 2,500,000,000. The increase in the authorized shares of Class A Common Stock will become effective upon the filing of the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. We will file the amendment to the Certificate of Incorporation to effectuate the increase in our authorized shares of Class A Common Stock (the “Amendment”) as soon as practicable after having received approval from our stockholders for this proposal, if received.

Outstanding Shares and Purpose of the Amendment

The Certificate of Incorporation currently authorizes us to issue a maximum of (i) 500,000,000 shares of Class A Common Stock, par value $0.001 per share, (ii) 25,000,000 shares of Class B Common Stock, $0.001 par value per share, and (iii) 25,000,000 shares of Preferred Stock, $0.001 par value per share.

As of the Record Date, there were (i) 343,453,412 shares of Class A Common Stock issued and outstanding, (ii) 24,339,228 shares of the Company’s Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and with the Class A Common Stock, the “Common Stock”) issued and outstanding, (iii) 3,000 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”), (iv) 50,000 shares of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”), (v) 960 shares of the Company’s Series G Convertible Preferred Stock (the “Series G Preferred Stock”) and 4,000 shares of the Company’s Series H Convertible Preferred Stock (the “Series H Preferred Stock” and with the Series B Preferred Stock, the Series C Preferred Stock and the Series G Preferred Stock, the “Preferred Stock”) issued and outstanding.

Additionally, as of the Record Date, we have reserved 59,510,471 shares of Class A Common Stock for issuance upon conversion or exercise of outstanding Class B Common Stock, convertible notes, options and warrants. Therefore, after accounting for the 343,453,412 shares of Class A Common Stock issued and outstanding and the additional 59,510,471 shares of Class A Common Stock reserved for future issuances, we had 97,036,117 authorized and unissued shares of Class A Common Stock remaining, which are unreserved for any specific use and available for future issuance.

Waiver Securities

The above calculations exclude additional outstanding convertible securities, as described in further detail below, as certain holders of Class B Common Stock, convertible notes and Preferred Stock (the “Waiver Securities”) have signed waivers that (i) permits the Company to not reserve an aggregate of 250,998,798 shares of Class A Common Stock issuable upon conversion of such Waiver Securities and (ii) prohibits the holders from converting the Waiver Securities into Class A Common Stock, until such time as the Company has amended its Certificate of Incorporation to provide for a sufficient number of authorized but unissued shares of Class A Common Stock sufficient to allow for full conversion of the Waiver Securities. The waivers further require the Company to utilize its best efforts to achieve the amendment of its Certificate of Incorporation.

As of the Record Date, the aggregate number of shares of Class A Common Stock issuable upon conversion or exercise of outstanding convertible securities (including the Waiver Securities) was 310,509,269. The table below provides detailed information on each type of convertible security, including the number of shares of Class A Common Stock that are issuable, reserved for issuance and waived from reservation as Waiver Securities.

Security	Number of shares of Class A Common Stock issuable	Number of shares of Class A Common reserved	Number of shares of Class A Common Stock unreserved (the Waiver Securities)
Class B Common Stock	24,339,228	9,659,530	14,679,698
Convertible notes	50,930,616	43,011,836	7,918,780
Stock Options(1)	6,200,000	6,200,000	0
Warrants	639,105	639,105	0
Series B Convertible Preferred Stock(2) (3)	7,500,000	0	7,500,000
Series C Convertible Preferred Stock(3)	200,964,629	0	200,964,629
Series G Convertible Preferred Stock(3)	3,858,521	0	3,858,521
Series H Convertible Preferred Stock(3)	16,077,170	0	16,077,170
TOTAL:	310,509,269	59,510,471	250,998,798

(1)	Excludes the options included in Proposal No. 4, as they were not exercisable as of the Record Date.

(2)	Excludes shares of Class A Common Stock that would be issuable if SJC were to purchase an additional 17,586 shares of Series B Preferred Stock. On March 31, 2025, we entered into a securities purchase agreement with SJC pursuant to which we agreed to sell up to 50,000 shares of Series B Preferred Stock for a total purchase price of up to $50.0 million. The securities purchase agreement provides that the transaction shall be conducted through 49 separate tranche closings, provided, however, that SJC has the ability, exercisable in its sole discretion, to purchase any number of shares of Series B Preferred Stock prior to the dates of the tranche closings provided for in the securities purchase agreement. SJC has purchased 32,414 shares of Series B Preferred Stock through the Record Date and had the right to purchase an additional 17,586 shares of Series B Preferred Stock.

(3)	These figures are not based on any floor prices, but the actual conversion prices as of the Record Date.

The Board believes that the increase in our authorized Class A Common Stock will provide us with greater flexibility with respect to our capital structure for a variety of purposes, including stock-based acquisitions.

Specific Reasons for the Amendment

The Company has assumed a number of contractual obligations and made other commitments giving the Company the right, or requiring it, to issue shares of its Class A Common Stock, all of which have been publicly disclosed and outlined below. However, the Company does not at present have any contemplated transactions pending that would require the issuance of additional shares of Class A Common Stock. However, the Company could at any time be presented with a proposed transaction that, if consummated, could obligate it to issue additional shares of Class A Common Stock, whether in the short or long term.

As noted above, as of the Record Date, the Company has a number of convertible debt and equity instruments as well as options and warrants that, if converted or exercised, presuming conversion at the floor price resulting in a maximum number of shares issued, could require it to issue an aggregate of 310,509,269 shares of Class A Common Stock, although 250,998,798 of such shares are underlying Waiver Securities, and therefore not issuable until such time as the Company has amended its Certificate of Incorporation to provide for a sufficient number of authorized but unissued shares of Class A Common Stock sufficient to allow for full conversion of the Waiver Securities.

As of the Record Date, the Company had 343,453,412 shares of Class A Common Stock outstanding and therefor does not have sufficient authorized shares of Class A Common Stock to allow for the issuance of an additional 310,509,269 shares of Class A Common Stock noted above, as the aggregate amount exceeds our authorized shares by 153,962,681 shares. The Company notes that figure represents an aggregate maximum number of shares of Class A Common Stock that could be subject to issuance, which presumes that all of the convertible securities will be converted or exercised at the lowest possible conversion or exercise price. It is impossible for the Company to predict if, and at what prices, these convertible securities would be converted or exercised into shares of Class A Common Stock, although the Company believes that a very significant number of these shares will be issued.

As of the Record Date, the Company had reserved 59,510,471 million shares of Class A Common Stock for issuance upon conversion or exercise of outstanding securities, and had 97,036,117 authorized but unissued shares of Class A Common Stock for an aggregate of 156,5466,588 shares of Class A Common Stock available for issuance, a number in excess of what the Company believes it would immediately be required to issue pursuant to the outstanding convertible and/or exercisable instruments.

The following specific transactions or commitments could require the Company to issue additional shares of Class A Common Stock:

1.       The Company recently entered into a Sales Agreement pursuant to which it could sell up to $50,000,000 in shares of its Class A Common Stock. Based on recent stock prices of the Class A Common Stock, if the Company were to sell all the available shares pursuant to the Sales Agreement, it would issue approximately 213 million shares. It is, however, important to note any decision to sell these shares is solely within the Company’s control, meaning that the Company would not sell any of the shares provided for in the Sales Agreement in excess of what remains unissued and available unless and until this Proposal No. 2 had been approved and the number of authorized shares of Class A Common Stock were increased to 2,500,000,000.

2.       As noted elsewhere in this Proxy Statement, there are approximately 3,000 shares of Series B Preferred Stock issued and outstanding which if converted as of the Record Date would require the Company to issue approximately 7.5 million shares of Class A Common Stock at $0.40 per share (the “SJC Floor Price”). Further, if the additional 17,586 shares of Series B Preferred Stock are issued, then if converted we would be required to issue approximately 44 million shares at the SJC Floor Price, or in aggregate 51.5 million shares of Class A Common Stock, though it should be noted that 7.5 million of these shares are included in the figure 310,509,269 shares referenced above.

3.       Also as noted elsewhere in this Proxy Statement, A&C owns shares of Series C Preferred Stock, Series G Preferred Stock and Series H Preferred Stock (collectively, the “A&C Preferred Stock”) which, if converted as of the Record Date, would require the issuance of approximately 221 million shares of Class A Common Stock, though it should be noted that these shares are included in the figure 310,509,269 shares referenced above. However, if Proposal No. 3 is approved, A&C would be entitled to purchase up to 100,000 shares of Series H Preferred Stock, which at the floor price of $0.10 (the “A&C Floor Price”) would be convertible into 1 billion shares of Class A Common Stock.

Notwithstanding the foregoing, A&C has agreed not to convert any of its A&C Preferred Stock or to purchase and subsequently convert the 96,000 additional shares of Series H Preferred Stock it would be entitled to acquire and convert in the event that Proposal No. 3 is approved until this Proposal No. 2 has been approved and the Company has increased its authorized shares of Class A Common Stock to 2,500,000,000.

4.       On December 2, 2025, the Company issued to certain sophisticated investors (collectively, “JGB”) secured convertible promissory notes in the aggregate principal face amount of $12,768,000 (the “Convertible Notes”) in consideration for an aggregate of $12,000,000 paid to the Company. The Convertible Notes are convertible into shares of Class A Common Stock (the “Conversion Shares”), at a conversion price equal to the lower of (i) $0.3235 per share and (ii) 85% of the lowest daily volume-weighted average price during the three (3) trading days immediately preceding and including the applicable conversion date, but not less than $0.30 per share (the “JGB Floor Price”). Consequently, the Company may be required to issue up to an aggregate of 43,011,836 Conversion Shares upon conversion of the Convertible Notes (assuming that the Convertible Notes, plus all potential accrued interest, are converted at the JGB Floor Price, to JGB in connection with the conversion of the Convertible Notes). The Company filed a registration statement with the SEC with respect to the Conversion Shares on December 31, 2025. Until such time that either the registration statement is effective or an exemption from registration is available, JGB would be unable to resell the Conversion Shares. The Company is presently unable to determine when, if ever, the registration statement will be declared effective or when, if ever, the market price of Class A Common Stock would be sufficiently high, in JGB’s opinion, for it to decide to convert any of the Convertible Notes.

5.       Finally, as discussed in Proposal No. 4, if the Equity Issuance proposal is adopted, a maximum of 7,500,000 shares of Class A Common Stock would become issuable to the Company’s directors and executive officers upon exercise of stock options. The exercise price of those stock options is $0.72 a share, significantly higher than the current market price of the Class A Common Stock, meaning that it would make little to no economic sense for a holder of these options to exercise at this time.

In conclusion, the Company is currently obligated to issue an aggregate of 310,509,269 shares of Class A Common Stock upon conversion or exercise of outstanding convertible or exercisable instruments and a presently indeterminate number of up to approximately 1.2 billion such shares in the event that the proposals in this Proxy Statement are approved and the entire $50 million is sold pursuant to the Sales Agreement.

Effect of Proposal on Current Stockholders

If this Proposal No. 2 is adopted, up to an additional 2,000,000,000 authorized and unreserved shares of Class A Common Stock would be available for future issuance. The additional shares of Class A Common Stock will have the same rights as the presently authorized shares, including the right to cast one vote per share of Class A Common Stock. Although the authorization of additional shares will not, in itself, have any effect on the rights of any holder of our Class A Common Stock, the future issuance of additional shares of Class A Common Stock (other than by way of a stock split or dividend) would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing stockholders.

The Board is required to ensure that a sufficient number of authorized shares is available to satisfy the Company’s obligations to issue such shares upon conversion or exercise of outstanding convertible or exercisable instruments. As of this date, several entities have the right to be issued shares of Class A Common Stock. The Board does not presently have any contracts or commitments to issue additional shares of Class A Common Stock, options and/or warrants, other than issuances of equity awards to its employees, officers and directors.

At present, the Board has no plans to issue the additional shares of Class A Common Stock authorized by the Amendment beyond the shares underlying the instruments, such as convertible notes and warrants that are presently outstanding. However, it is possible that some of these additional shares could be used in the future for various other purposes without further stockholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other quotation system on which our securities may then be listed. These purposes may include raising additional financing, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and/or expanding our business or product lines through the acquisition of other businesses or products.

We could also use the additional shares of Class A Common Stock that will become available pursuant to the Amendment to oppose a hostile takeover attempt or to delay or prevent changes in control or management of our Company. Although the Board’s approval of the Amendment was not prompted by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), nevertheless, stockholders should be aware that the Amendment could facilitate future efforts by us to deter or prevent changes in control of our Company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

The Board has approved an amendment to the Certificate of Incorporation to increase the Company’s authorized shares of Class A Common Stock to 2,500,000,000 because it has determined that this number provides more than adequate flexibility for the Company over the foreseeable future.

Required Vote and Board Recommendation

Under Delaware law and our charter documents, the Amendment requires the receipt of the affirmative vote from the holders of a majority of the Voting Capital Stock cast at the Meeting.

The Board unanimously recommends a vote “FOR” the approval of the amendment to the Certificate of Incorporation to increase authorized shares of Class A Common Stock from 500,000,000 to 2,500,000,000.

PROPOSAL NO. 3

APPROVAL, PURSUANT TO NYSE AMERICAN LISTING RULE 713(a) & (b), OF THE CONVERSION OF SHARES OF OUR SERIES H PREFERRED STOCK PURSUANT TO THE SECURITIES PURCHASE AGREEMENT WITH AULT & COMPANY

We are asking our stockholders to approve the issuance by the Company to A&C of up to one hundred thousand (100,000) shares of the Series H Preferred Stock to purchase 100,000 shares of Class A Common Stock for a total purchase price of up to $100 million dollars (the “Preferred Transaction”), which purchase price shall consist solely of cash, pursuant to that certain Securities Purchase Agreement (the “SPA”) by and between the Company and A&C dated July 31, 2025 (the “Execution Date”).

We are seeking stockholder approval for the issuance of shares in excess of 19.99% of the total number of shares of Class A Common Stock outstanding as of the Execution Date. If this Proposal No. 3 is not approved by our stockholders, the Company could be required to raise cash financing from a different source, which could prevent or curtail the Company’s ability to improve its balance sheet. In the event that the Company (i) is unable to obtain funding from A&C through its acquisition of Series H Preferred Stock for cash through the consummation of the SPA, or (ii) is unable to reduce its aggregate debt on its books, the Company anticipates it would need to seek alternative methods of raising cash for future expansion of its business, likely under far less favorable terms than those offered by A&C. While the Company and A&C have entered into agreements providing for the purchase of Series C Preferred Stock and Series G Preferred Stock, acquiring shares of either of these series of preferred stock have become less attractive to A&C as a result of the decrease in the market price of the Class A Common Stock since these agreements were entered into with A&C.

This Proposal No. 3 is particularly important to the Company and its stockholders given that the Company was notified by the NYSE American on December 18, 2024 that due to the Company’s disclosure in its Form 10-Q filed for the fiscal period ended September 30, 2024, which reported stockholders’ equity of approximately $2.2 million, it no longer meets the requirement that it must have no less than $6 million or more in stockholders’ equity pursuant to the listing standard set forth under Section 1003(a)(ii) and (iii) of the NYSE American Company Guide (the “Listing Standards”) because the Company has reported losses from continuing operations and/or net losses in five of its most recent fiscal years ended December 31, 2024.

Under the applicable NYSE American listing rules, the Company was required by January 17, 2025 to submit a compliance plan that demonstrates how it intends to regain compliance with the Listing Standards within 18 months of the receipt of the notice, or June 18, 2026. The compliance plan was submitted to the NYSE American on January 17, 2025. The Company has, at the request of the NYSE American, provided supplements to the original compliance plan. While the NYSE has accepted the compliance plan, if the Company does not make progress consistent with the plan during the plan period, the NYSE American will initiate delisting procedures. Given that the NYSE American accepted the plan, the Company is subject to periodic reviews including quarterly monitoring for compliance with the plan. During this period, the Company’s Class A Common Stock will continue to be listed on the NYSE American and trade as usual subject to compliance with other NYSE American listing requirements.

Being able to obtain stockholder and Exchange approval for this Proposal No. 3 was an integral element of the ability to regain and/or maintain compliance with the Listing Standards as of the Execution Date. Subsequent to the Execution Date, however, the Company has taken certain other measures that have improved its stockholders’ equity, such as completing an at-the market offering of its Class A Common Stock on August 29, 2025 as further described in a Current Report on Form 8-K filed with the Commission on August 29, 2025, which as of the date of this Proxy Statement date has raised approximately $125 million in gross proceeds, thus alleviating the need to rely exclusively on the funds that could be raised through the Preferred Transaction. Notwithstanding the foregoing, the Company remains convinced that approval of this Proposal No. 3 would provide sufficient stockholders’ equity for the foreseeable future to ensure that the Company remains in compliance with the Listing Standards.

As of the date of this Proxy Statement, the Company has been notified by the Exchange that it has regained compliance with the Listing Standards since it has filed two Quarterly Reports on Form 10-Q on each of May 20, 2025 and August 15, 2025 for the quarterly periods ended March 31, 2025 and June 30, 2025, respectively, each of which disclosed that the Company had $6 million or more in stockholders’ equity during the periods then ended.

As noted earlier, A&C is an affiliate of the Company. Consequently, it may not vote its shares of Eligible Voting Capital Stock on this Proposal No. 3.

Description of the Securities Purchase Agreement and the Series H Preferred Stock

Description of the SPA

The consummation of the transactions contemplated by the SPA, specifically the conversion of the Series H Preferred Stock in an aggregate number in excess of 19.99% on the Execution Date, are subject to various customary closing conditions as well as regulatory and stockholder approval (as described in this Proposal No. 3), which conditions must be satisfied at each and every closing of a purchase by A&C under the SPA. In addition to customary closing conditions, the closing of the Preferred Transaction is also conditioned upon A&C having the financial wherewithal to consummate the transaction.

The SPA contains customary termination provisions for A&C under certain circumstances, and the SPA shall automatically terminate if the closing has not occurred prior to the later to occur of (i) December 31, 2027, and (ii) the date that shall be one year following the date upon which the Company has completed taking the requisite action(s) to enable it to issue shares of Class A Common Stock to each person holding instruments entitling such person to convert all of such convertible instrument, including but not limited to the Series H Preferred Stock, into shares of Class A Common Stock, though such date may be extended by A&C as set forth in the SPA. As of the Record Date, A&C has purchased an aggregate of 4,000 shares of Series H Preferred Stock for a total purchase price of $4,000,000. The SPA provides that the Preferred Transaction may be conducted through one or more closings, with each such date being referred to as a “Closing Date.”

Holders of the Series H Preferred Stock are entitled to written notice of stockholder meetings or written consents, along with related materials and information, in accordance with the Company’s Bylaws and the DGCL.

Protective Provisions and Restrictive Covenants

Holders of Series H Convertible Preferred Stock are entitled to written notice of stockholder meetings or written consents, along with related materials and information, in accordance with the Company's Bylaws and the DGCL.

Additionally, until the earlier of (i) four years from the final closing date of the SPA (the “Final Closing Date”), or (ii) the date when A&C holds fewer than 5,000 shares of Series H Preferred Stock, the Company will be prohibited from (A) entering into any financing, whether debt or equity, other than conventional loans from a commercial bank, at a price per share less than the Conversion Price (as defined below) or (B) entering into a variable rate financing transaction.

Further, for as long as A&C holds at least 5,000 shares of Series H Preferred Stock, A&C shall have a right to participate in any subsequent financing (a “Subsequent Financing”) allowing A&C to purchase such number of securities in the Subsequent Financing to allow A&C to maintain its percentage beneficial ownership of the Company that A&C held immediately prior to the Subsequent Financing.

In addition, the Company must establish a reserve account to be funded with no less than 12.5% of the gross proceeds received from the sale of the Series H Preferred Stock, which shall be maintained for a period of at least nine months from the initial Closing Date. The special committee of the Board required that this measure be adopted and incorporated into the SPA based on the advice of its own outside counsel in order to preserve some amount of capital to be able to address currently unknown capital requirements. While the Company must maintain this reserve account until June 2, 2026, the Company does not believe that reserving 12.5% of any funds raised through the sale Series H Preferred Stock will materially affect its flexibility. Further, as noted above, the Company’s financial position has improved significantly since the SPA was executed through a variety of other means, of which the at-the market sales offering is but one. As a result, the $500,000 of funds in the reserve account from sales of Series H Preferred Stock to date are not as meaningful as they were as of the Execution Date. In addition, since all sales of Series H Preferred Stock are in the sole discretion of A&C, any additional funds that are required to be placed into the reserve account will come from additional sales of the Series H Preferred Stock, in which case the Company would have immediate access to the remaining 87.5% of gross proceeds.

While A&C is certainly entitled to enforce its rights described immediately above, the Company does not believe that it has assumed significant risks by agreeing to grant A&C these rights for two principal reasons. For one, as stated above, A&C is an affiliate of the Company and beneficially owns a significant percentage interest in the Company (see the section entitled “Security Ownership of Certain Beneficial Owners and Management” below). Consequently, A&C has a strong interest in seeing the Company succeed in its various endeavors and would not impair the Company’s right to raise capital on reasonable terms, as doing so would materially and adversely impact its own best interests. Second, A&C has since November of 2023 purchased two other series of preferred stock, the Series C Convertible Preferred Stock and the Series G Convertible Preferred Stock, the securities purchase agreements for each of which provided A&C identical rights, except that no warrants are issuable in connection with the Preferred Transaction; notwithstanding the foregoing, A&C has permitted the Company to enter into a number of financing transactions, such as at-the market offerings, and very recently supported the Company’s (i) entry into a sales agreement providing for an at-the-market offering with Wilson-Davis & Co., Inc., which the Company announced in a press release dated August 29, 2025, and (ii) entry into a sales agreement providing for an at-the-market offering with Spartan Capital Securities, LLC, which the Company announced in a press release dated December 19, 2025.

The last Closing Date shall occur no later of (i) December 31, 2027, and (ii) the date that shall be one year following the date upon which the Company has completed taking the requisite action(s) to enable it to issue shares of Class A Common Stock to each person holding instruments entitling such person to convert all of such convertible instrument, including but not limited to the Series H Preferred Stock, into shares of Class A Common Stock, though such date may be extended by A&C as set forth in the SPA

The SPA contains customary representations, warranties and agreements by the Company, obligations of the parties, termination provisions and closing conditions. The representations, warranties and covenants contained in the SPA were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

Description of the Series H Preferred Stock

Conversion Rights

Each share of Series H Preferred Stock has a stated value of $1,000.00 and is convertible into shares of Class A Common Stock at a conversion price equal to the greater of (i) the A&C Floor Price and (ii) the lesser of (A) $0.79645, which represents 105% of the volume weighted average price of the Class A Common Stock during the five trading days immediately prior to the Execution Date or (B) 105% of the volume weighted average price of the Class A Common Stock during the five trading days immediately prior to the date of conversion (the “Conversion Price”). The Conversion Price is subject to adjustment in the event of an issuance of Class A Common Stock at a price per share lower than the Conversion Price then in effect, as well as upon customary stock splits, stock dividends, combinations or similar events. The A&C Floor Price will under no circumstances be adjusted for stock dividends, stock splits, stock combinations or similar transactions.

Voting Rights

The holders of the Series H Preferred Stock are entitled to vote with the Class A Common Stock as a single class on an as-converted basis, subject to applicable law provisions of the DGCL and the Exchange, provided however, that for purposes of complying with Exchange regulations, the conversion price, for purposes of determining the number of votes the holder of Series H Convertible Preferred Stock is entitled to cast, shall not be lower than $0.72 (the “Voting Floor Price”), which represents the closing sale price of the Class A Common Stock on the trading day immediately prior to the Execution Date. The Voting Floor Price shall be adjusted for stock dividends, stock splits, stock combinations and other similar transactions.

In addition, if this Proposal No. 3 is approved, A&C will be entitled to elect such number of directors to the Board as shall be equal to a percentage determined by dividing (i) the number of shares of Class A Common Stock issuable upon conversion of the Series H Preferred Stock then owned by A&C (the “Conversion Shares”), by (ii) the sum of the number of shares of Class A Common Stock then outstanding plus the number of Conversion Shares.

Dividend Rights

The holders of Series H Convertible Preferred Stock are entitled to cumulative cash dividends at an annual rate of 9.5%, or $95.00 per share, based on the stated value per share. Dividends shall accrue from the initial Closing Date, until the 10-year anniversary of the initial Closing Date and are payable monthly in arrears. For the first two years, the Company may elect to pay the dividend amount in Class A Common Stock rather than cash, with the number of shares of Class A Common Stock issued at the Conversion Price at the date that the dividend payment is due. Dividends will accrue regardless of the Company’s earnings or funds availability and will not exceed the full cumulative dividends. If dividends are in arrears for one or more periods where dividends are to be paid and A&C is contractually required to pay any penalties or damages as a result of the failure of the Company to pay such dividend, the dividend rate will increase to 12% per annum (equivalent to $120.00 per annum per share) and will be paid either in cash or additional shares of Series H Preferred Stock (if the Class A Common Stock is then listed on a national securities exchange) or if not, freely tradeable Class A Common Stock.

Liquidation Rights

In the event of liquidation, dissolution, or winding up of the Company, the holders of Series H Preferred Stock have a preferential right to receive an amount equal to the stated value per share of Series H Preferred Stock before any distribution to other classes of capital stock, provided, however, that it ranks on a pari passu basis with the Series C Preferred Stock and the Series G Preferred Stock. If the assets are insufficient, the distribution will be prorated among the holders of Series H Preferred Stock, Series C Preferred Stock and Series G Preferred Stock. The remaining assets will be distributed pro rata to the holders of outstanding capital stock and all holders of Series H Preferred Stock as if they had converted their Series H Preferred Stock into Class A Common Stock. The Series H Preferred Stock ranks senior over other classes of preferred stock, including the Series A, B, D, E and F Preferred Stock. Additionally, any transaction that constitutes a change of control transaction shall be deemed to be a liquidation under the Certificate of Designation of the Preferences, Rights and Limitations of Series H Convertible Preferred Stock (the “Series H Certificate of Designation”).

The foregoing descriptions of the SPA, the Certificate of Designations of the Series H Preferred Stock and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the SPA filed as Exhibit 10.1, and the form of the Certificate of Designations of the Series H Preferred Stock, a copy of which is filed as Exhibit 4.1, to the Current Report on Form 8-K filed with the SEC on August 1, 2025, each of which is incorporated herein by reference.

Stockholder Approval Requirement

As noted above, the SPA provides that the number of shares to be issued to A&C is initially limited to 19.99% of the total number of shares of Class A Common Stock outstanding as of the date of the SPA until such time as the stockholders of the Company approve the issuance of additional shares, which include the shares underlying the Series H Preferred Stock. We have agreed to promptly seek such stockholder approval and are seeking such approval at the Meeting.

Rule 713(a) of the NYSE American requires stockholder approval of a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of Class A Common Stock (or securities convertible into or exercisable for Class A Common Stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal stockholders of the issuer equals 20% or more of presently outstanding Class A Common Stock, or equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock, or when the issuance or potential issuance of additional shares will result in a change of control of the issuer.

Further, Rule 713(b) of the NYSE American requires stockholder approval of a transaction, other than a public offering, when the issuance or potential issuance of additional shares will result in a change of control of the issuer. Rule 713(b) is applicable to the Preferred Transaction because, as noted above, A&C would acquire the ability to appoint a number of individuals to the Board, the number of which could constitute a majority of the Board.

Stockholder approval of this Proposal No. 3 will constitute stockholder approval for purposes of Rules 713(a) and (b) of the NYSE American.

We are seeking stockholder approval for the issuance of a presently indeterminate number of shares of Class A Common Stock to A&C in connection with the conversion of the Series H Preferred Stock.

Our stockholders are not entitled to dissenters’ rights with respect to this Proposal, and we will not independently provide stockholders with any such right.

Reasons for Transaction

The Company will need to raise significant cash financing to operate and expand its operations, and will need to extinguish as much of its debt as possible. In addition, it must significantly increase its stockholders’ equity, which both of the foregoing would do. In the event that the Company is unable to (i) obtain funding from A&C through its acquisition of Series H Preferred Stock for cash through the consummation of the SPA, or (ii) reduce its aggregate debt on its books, the Company anticipates it would need to seek alternative methods of raising cash for future expansion of its business, likely under far less favorable terms than those offered by A&C. Further, if the Company is unable to raise its stockholders’ equity to the requisite level, all its securities currently traded on the Exchange, as well as other classes of securities that may trade on the Exchange in the future, would be delisted.

Use of Proceeds

In the event that Company were to sell all 100,000 shares of Series H Preferred Stock and thereby raise an aggregate of $100 million in gross proceeds, then the Company presently expects to allocate such funds to the following uses (disregarding for present purposes that the $100 million consists of gross rather than net proceeds and assuming that the sale of Series H Preferred Stock were the Company’s sole means of raising capital):

•	$85 million would be allocated to the Company’s Michigan Data Center expansion, including infrastructure, power, equipment, and related build-out costs; and

•	$15 million would be reserved for general working capital purposes to fund ongoing operations.

In the event that fewer than 100,000 shares of Series H Preferred Stock were sold, the 85/15 split would be expected to generally remain the same.

Consequently, if we were to raise (i) $25 million based on the sale of 25,000 such shares, (ii) $50 million based on the sale of 50,000 such shares, (iii) $75 million based on the sale of 75,0000 such shares, and (iv) $100 million based on the sale of 100,000 such shares, the allocation would be as follows:

Allocation to:
Number of Shares Sold	Dollar Amount Raised	The Michigan Data Center	Working Capital

25,000	$25 million	$21.25 million	$3.75 million
50,000	$50 million	$42.5 million	$7.5 million
75,000	$75 million	$63.5 million	$11.25 million
100,000	$100 million	$85 million	$15 million

Effect on Current Stockholders; Dilution

The SPA does not affect the rights of the holders of outstanding Class A Common Stock, but the issuance of shares to A&C pursuant to the terms of the SPA will have a dilutive effect on our existing stockholders, including the voting power and the economic rights of the existing stockholders. If we were to issue A&C all 100,000 shares which it may acquire with stockholder approval (presuming that all shares of Series H Preferred Stock were converted at the A&C Floor Price on the Record Date), A&C would have beneficially owned approximately 76.80% of the 1,343,453,412 shares of Class A Common Stock that would then have been outstanding as of the Record Date. Assuming no shares other than the Series H Preferred Stock are issued, the dilutive effect of issuing the up to $100 million of such shares would result in A&C beneficially owning 62.07% of the Company, with the remaining portion being owned, beneficially or otherwise, by (i) A&C through its holdings of the Class A Common Stock, Class B Common Stock, Series C Convertible Preferred Stock and the Series G Convertible Preferred Stock, (ii) SJC through its holding of the Series B Convertible Preferred Stock as well as (iii) all other stockholders as of the Record Date.

As of the Record Date, the number of issued and outstanding shares of Class A Common Stock was 343,453,412. As noted above, as of the Record Date, the shares of Preferred Stock were convertible into shares of Class A Common Stock, excluding any additional shares that are currently issuable as a result of beneficial ownership blockers on conversion of such shares of Preferred Stock, for an aggregate of 228,400,320 shares of Class A Common Stock assuming conversion of all of A&C’s and SJC’s Preferred Stock. As set forth in the table disclosing Beneficial Ownership below, as of the Record Date, A&C beneficially owned 227,710,126 shares of Class A Common Stock, or 40.04% of such shares. Assuming that all 960,000 shares of Series H Preferred Stock were purchased by A&C and converted into Class A Common stock at the A&C Floor Price of $0.10, such numbers would increase to 1,187,710,126 shares of Class A Common Stock, or 76.80% of such shares.

The table below sets forth A&C’s beneficial ownership of the Class A Common Stock based on various numbers of Series H Preferred Stock issued to A&C and the resulting dilution to stockholders other than A&C:

	Number of shares of Class A	Percentage of Outstanding
Number of shares of Series H	Common Stock to be Issued	Class A Common
Preferred Stock Sold (1)	upon Conversion	Stock Held by A&C
10,000	100,000,000	47.73%
25,000	250,000,000	57.11%
50,000	500,000,000	66.98%
75,000	750,000,000	73.15%
96,000	960,000,000	76.80%

(1) At the Record Date, there were 4,000 shares of Series H Preferred Stock issued and outstanding.

The availability for sale of a large number of shares by A&C may depress the market price of our Class A Common Stock and, going forward, may impair our ability to raise additional capital through the public sale of our Class A Common Stock. We do not have any arrangement with A&C to address the possible effect on the price of our Class A Common Stock of the sale by A&C of its shares of Class A Common Stock.

Required Vote and Board Recommendation

The issuance of Conversion Shares underlying the Series H Preferred Stock to A&C requires the receipt of the affirmative vote of a majority of the shares of the Eligible Voting Capital Stock present in person or by proxy and voting at the Meeting.

The Board unanimously recommends a vote “FOR” the approval of the issuance of Conversion Shares underlying the Series H Preferred Stock to A&C in order to comply with Rules 713(a) and (b) of the NYSE American.

PROPOSAL NO. 4

APPROVAL OF EQUITY ISSUANCES TO DIRECTORS AND EXECUTIVE OFFICERS

Terms of the Issuances

On July 31, 2025, the Board determined to grant to each independent director (other than Mr. Lorber, who was not a member of the Board at the time), options to purchase 250,000 shares of Class A Common Stock at an exercise price of $0.72 per share for a term of ten (10) years from the date of the option grant to be issued to the independent directors. Fifty percent (50%) of these options shall vest on the date that Company obtains the approval therefor by its stockholders and 50% of which shall vest monthly beginning March __, 2026 and will be exercisable upon receipt of approval therefor by the NYSE American and the Company’s stockholders.

On July 31, 2025, the Board determined to grant to each non-independent director options to purchase shares of Class A Common Stock, with Messrs. Ault and Horne receiving options to purchase 2,000,000 such shares each, and Mr. Nisser receiving options to purchase 1,500,000 such shares, each at an exercise price of $0.72 per share for a term of ten (10) years from the date of the option grant to be issued to the foregoing individuals. Fifty percent (50%) of these options shall vest on the date that Company obtains the approval therefor by its stockholders, and 50% of which shall vest monthly beginning March ___, 2026 and will be exercisable upon receipt of approval therefor by the NYSE American and the Company’s stockholders.

On July 31, 2025, the Board determined to grant to Kenneth Cragun, the Company’s Chief Financial Officer, options to purchase 1,000,000 shares of Class A Common Stock at an exercise price of $0.72 per share for a term of ten (10) years from the date of the option grant to be issued to Mr. Cragun. Fifty percent (50%) of these options shall vest on the date that Company obtains the approval therefor by its stockholders, and 50% of which shall vest monthly beginning March ___, 2026 and will be exercisable upon receipt of approval therefor by the NYSE American and the Company’s stockholders.

On January 18, 2026, the Board determined to grant to Michael “Mickey” Lorber, a recently appointed independent director, options to purchase 250,000 shares of Class A Common Stock at an exercise price of $0.297 per share for a term of ten (10) years from the date of the option grant to be issued to Mr. Lorber. Fifty percent (50%) of these options shall vest on the date that Company obtains the approval therefor by its stockholders, and 50% of which shall vest monthly beginning March ___, 2026 and will be exercisable upon receipt of approval therefor by the NYSE American and the Company’s stockholders.

All the foregoing issuances are at times collectively referred to herein as the “Equity Issuance” and the recipients thereof are at times collectively referred to herein as the “Option Recipients.”

Reasons for the Proposed Equity Issuance

In general, the Company does not believe that it is uncommon for boards of directors of issuers to grant an issuer’s executive officers and members of its Board equity awards of one form or another; in fact, the Company would argue that it is a widespread practice and serves to motivate these individuals to perform at their highest ability and aligns their interests with those of the Company and therefore, by extension, the Company’s stockholders.

More specifically, the Board believes that the Equity Issuance is in the best interests of the Company and its stockholders, as it provides incentives to retain and motivate the Option Recipients without incurring the stock dilution that would result from stock awards or additional cash expenditures that would result from additional cash compensation. Additionally, the Board continues to believe in value creation rather than value transfer and views the Equity Issuance as consistent with its approach of orienting long-term incentives toward stock options as the primary tool to minimize incremental dilution for stockholders, facilitate employee and director retention as the Company pursues its business strategies, restore the retention value of the Equity Issuance, and provide the Option Recipients with a more realistic incentive to drive stockholder value creation, thereby supporting the Company’s continued focus on stock price recovery and growth

In this particular instance, however, the Board determined to issue the above-referenced equity awards for two reasons that are not applicable to all other issuers. First, the Company has issued options to purchase Class A Common Stock to the Option Recipients in the past, but these individuals have never obtained the benefit of these option grants as a result of the Company’s declining stock price. Second, and much more importantly, the Company has in the past issued stock grants to the Option Recipients. However, again, not only have these individuals not seen a benefit from these issuances but they have actually suffered material monetary damages since they have been forced to pay taxes with respect to these issuances while being generally unable to sell their shares for various reasons, principal among them not to violate laws against selling shares while in possession of material non-public information as well as during mandated blackout periods. While all recipients suffered a degree of tax liability resulting from those issuances, these taxes have amounted to no less than $400,000 in the case of the three principal executive officers, none of whom ever sold a single share of Class A Common Stock issued to them.

While the Company has determined to never again issue actual stock grants, it does believe it to be fair and equitable to issue options to the Option Recipients, which may permit them to profit to a presently unforeseeable extent from their work for the Company, and perhaps in some measure to recoup losses they have suffered from paying taxes on virtually worthless shares of Class A Common Stock.

If this Proposal No. 4 is not approved by our stockholders, then we will not implement the Equity Issuance. However, we may need to consider alternative compensation structures, including the payment of cash retention bonuses, to achieve the objectives for which the Equity Issuance was designed.

Determination to Pursue the Equity Issuance

Our compensation program is designed to align with the interests of our stockholders by reflecting a pay-for-performance philosophy that supports our business strategy. A core principle of this program is our commitment to long-term equity incentive compensation, which ensures that the Option Recipients all participate in the Company’s long-term value creation alongside our stockholders. We have historically granted stock options under our stock incentive plans consistent with the view that stock-based incentive compensation opportunities play a significant role in our ability to attract, motivate and retain qualified individuals who we believe best represent the Company’s values and can make meaningful contributions towards achieving its business objectives. While the Company’s compensation packages generally include a number of different components, we believe that long-term equity compensation provides the Option Recipients with a strong link to our long-term performance and helps create an ownership culture by encouraging them to work toward our success, aligning their interests with those of our stockholders, and rewarding efforts that drive sustained increases in stockholder value. Given the intense competition for experienced and talented individuals with critical and high demand skills in our industry, stock options remain an important part of our incentive compensation.

In considering whether to implement the Equity Issuance, the Board determined that adverse changes in the market price of our Class A Common Stock since the dates that the prior grants were made could materially interfere with our efforts to retain the services of the Option Recipients. In recent years, the stock market in general, and the market for artificial intelligence high performance computing and Bitcoin mining in particular, has experienced extreme price and volume fluctuations, often unrelated or disproportionate to changes in the operating performance of the affected companies. Since September 2, 2020, the closing market price of the Class A Common Stock has experienced material fluctuations and declined from a high of approximately $1,389,188 on February 17, 2021 to approximately $0.2677 on the Record Date. As a result, the Option Recipients now hold options with exercise prices meaningfully above the recent trading range of the Class A Common Stock (often referred to as “underwater” or “out-of-the-money”), rendering the options a less effective means of incentivizing and retaining such holders, not to mention the materially adverse tax consequences suffered by the Option Recipients from prior issuances of shares of Class A Common Stock.

Why the Company Needs Stockholder Approval

Rule 711 of the NYSE American requires stockholder approval with respect to the establishment of (or material amendment to) a stock option or purchase plan or other equity compensation arrangement pursuant to which options or stock may be acquired by executive officers and directors of the Company.

Effect of Proposal on Current Stockholders

If this Proposal No. 4 is adopted, a maximum of 7,500,000 shares of Class A Common Stock would be issuable. Based on the number of shares of Class A Common Stock outstanding as of the Record Date, such shares would represent 2.14% of our total outstanding shares (giving effect to such issuance). The issuance of such shares may result in significant dilution to our stockholders, and afford them a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company. The sale or any resale of the Class A Common Stock issued could cause the market price of our Class A Common Stock to decline.

Required Vote and Board Recommendation

The grant of options set forth in this Proposal No. 4 to the directors and executive officers of the Company requires the receipt of the affirmative vote of a majority of the shares of the Company’s Eligible Capital Stock present in person or by proxy and voting at the Meeting.

The Board unanimously recommends a vote “FOR” the approval of equity issuances to directors and executive officers of the Company, in order to comply with Rule 711 of the NYSE American.

PROPOSAL NO. 5

APPROVAL OF THE ADJOURNMENT OF THE MEETING

The Proposal to adjourn the Meeting (the “Adjournment Proposal”) allows the Board to submit a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve any of the Proposals.

If stockholders approve the Adjournment Proposal, we could adjourn the Meeting and any subsequent, adjourned meeting of stockholders and use the additional time to solicit required proxies, including proxies from stockholders who previously may have returned properly executed proxies voting against any of the proposals adjourned. In no event will we solicit proxies to adjourn the Meeting beyond the date by which it may properly do so under Delaware law.

If the Adjournment Proposal is presented at the Meeting and such proposal is not approved by stockholders, the Board may not be able to adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve one or more of the Proposals.

Required Vote and Board Recommendation

The Adjournment Proposal requires the receipt of the affirmative vote of a majority of the shares of the Company’s Eligible Capital Stock present in person or by proxy and voting at the Meeting.

The Board unanimously recommends a vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated below, the following table sets forth certain information regarding beneficial ownership of our Class A Common Stock as of the Record Date by (1) each of our current directors; (2) each of the executive officers; (3) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our Class A Common Stock based upon Schedules 13G or 13D filed with the SEC; and (4) all of our directors and executive officers as a group. As of the Record Date, there were 343,453,412 shares of our Class A Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to the securities. Class A Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the Record Date are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated by footnote, to our knowledge, the persons named in the table have sole voting and sole investment power with respect to all Class A Common Stock shown as beneficially owned by them, subject to applicable community property laws.

Name and address of beneficial owner(1)	Number of shares beneficially owned		Approximate percent of class
Greater than 5% Beneficial Owners:
Ault & Company, Inc.	227,710,126	(2)	40.04%
Directors and Officers:
Milton Ault, III	227,980,647	(3)	40.09%
William Horne	1	(4)	*
Henry Nisser	3	(5)	*
Ken Cragun	0		0%
Robert Smith	0		0%
Mordechai Rosenberg	0		0%
Jeffrey A. Bentz	0		0%
All directors and executive officers as a group (seven persons)	227,980,651		40.09%

*       Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Hyperscale Data, Inc., 11411 Southern Heights Pkwy, Suite 190, Las Vegas, NV 89141.

(2)	Represents (i) 2,500,005 shares of Class A Common Stock owned, (ii) 14,679,698 shares of Class B Common Stock that are convertible into the same number of shares of Class A Common Stock and carry the voting power of 146,796,980 shares of Class A Common Stock, (iii) 200,964,629 shares of Class A Common Stock issuable upon conversion of 50,000 shares of Series C Convertible Preferred Stock that carry the voting power of 464,576 shares of Class A Common Stock, (iv) 3,858,521 shares of Class A Common Stock issuable upon conversion of 960 shares of Series G Convertible Preferred Stock that carry the voting power of 153,748 shares of Class A Common Stock, (v) 5,068,221 shares of Class A Common Stock issuable upon conversion of 4,000 shares of Series H Convertible Preferred Stock that carry the voting power of 5,068,221 shares of Class A Common Stock and (vi) 639,052 shares of Class A Common Stock underlying presently exercisable warrants.

(3)	Represents (i) 227,710,126 shares of Class A Common Stock beneficially owned by A&C, as disclosed in footnote 2 above, (ii) 268,800 shares of Class A Common Stock owned by Mr. Ault, and (iii) 1,721 shares of Class B Common Stock that are convertible into the same number of shares of Class A Common Stock and carry the voting power of 17,210 shares of Class A Common Stock. Mr. Ault is the Chief Executive Officer of A&C.

(4)	Represents (i) 1 share of Class B Common Stock that carries the voting power of 10 shares of Class A Common Stock.

(5)	Represents (i) 2 shares of Class A Common Stock and (ii) 1 share of Class B Common Stock that carries the voting power of 10 shares of Class A Common Stock.

OTHER BUSINESS

The Board knows of no business to be brought before the Meeting other than as set forth above. If other matters properly come before the stockholders at the Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their judgment.

By Order of the Board of Directors,

/s/ Milton C. Ault, III
Milton C. Ault, III
Executive Chairman of the Board

March __, 2026